UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 11, 2010
TeamStaff, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-18492	22-1899798

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Executive Drive Somerset, NJ	08873

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (877) 523-9897
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In connection with the disposition of the operating assets of TeamStaff Inc’s (“TeamStaff” and the “Company”) TeamStaff Rx subsidiary, the Company was required to obtain the consent of Sovereign Business Capital (“Sovereign”) pursuant to the terms of the Amended and Restated Loan and Security Agreement dated between TeamStaff and Sovereign (the “Loan Agreement”). On January 12, 2010, Sovereign granted the Company such consent. As a condition to the consent, however, Sovereign reduced the maximum amount available under the Loan Agreement from $3.0 million to $2.0 million. As of September 30, 2009, there was no debt outstanding under the Loan Agreement and unused availability (as defined) totaled $1.7 million, net of required collateral reserves per the Loan Agreement for certain payroll and tax liabilities. As of September 30, 2009, the Company had working capital of $0.9 million. Accordingly, management does not believe that the reduction in the availability under the Loan Agreement will have a material adverse impact on the Company’s operations and financial condition.

Item 2.02	Results of Operations and Financial Condition

On January 13, 2010, TeamStaff, Inc. announced by press release its financial results for its fourth fiscal quarter and fiscal year ended September 30, 2009. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Obligation

TeamStaff’s Loan Agreement with Sovereign requires it to comply with certain customary covenants, including a debt service coverage ratio. On January 11, 2010, TeamStaff’s management determined that as of September 30, 2009, the Company was not in compliance with the debt service coverage ratio covenant of the Loan Agreement. The Loan Agreement provides that following an event of default, Sovereign may, among other remedies provided for in the Loan Agreement, accelerate the amounts outstanding under the Loan Agreement, take such actions as it deems necessary to protect its security interest in the collateral, and terminate the Loan Agreement. In connection with its consent to the sale of the TeamStaff Rx assets and loan modification, Sovereign waived such non-compliance for the period ending September 30, 2009. The Company received this waiver on January 12, 2010. Sovereign, however, reserved its rights under the Loan Agreement with respect to any future non-compliance with the debt service coverage ratio for any future period or any other provision of the Loan Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of stock options to Ms. Cheryl Presuto is incorporated herein by reference from Item 5.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2008, we entered into an employment agreement with our Chief Financial Officer, Cheryl Presuto, which expired as of September 30, 2009. On January 14, 2010, we entered into a new employment agreement with Ms. Presuto, the terms of which are summarized below. The following description of the new employment agreement is qualified in its entirety by reference to the full text of such agreement.

•	The employment agreement is for an initial term expiring September 30, 2010. Under the employment agreement, Ms. Presuto will receive a base salary of $181,000. The term of the agreement is effective as of October 1, 2009. Upon any termination of the Employee’s employment on or after the expiration date, other than cause (as defined in the employment agreement), Ms. Presuto will be entitled to the severance payment described below.
•	Ms. Presuto may receive a bonus in the sole discretion of the Management Resources and Compensation Committee of the Board of Directors of up to 50% of her base salary for each fiscal year of employment. The bonus will be based on performance targets and other key objectives established by the Management Resources and Compensation Committee.

•	Grant of options to purchase 75,000 shares of common stock under the Company’s 2006 Long Term Incentive Plan. The vesting schedule applicable to the options is as follows: 50% of the options shall vest on the date of the agreement and the balance shall vest on September 30, 2010, provided Ms. Presuto is an employee as of such date. The options are exercisable for a period of five years at a per share exercise price equal to the closing price of the Company’s common stock on the date of execution of the employment agreement.

•	In the event of the termination of her employment, the Options will be governed by the terms of the 2006 Plan, except that the following provisions shall apply: (i) in the event Ms. Presuto’s employment is terminated for cause, options granted and not exercised as of the termination date shall terminate immediately and be null and void; (ii) in the event her employment with the Company is terminated due to her death, or disability, her (or her estate’s or legal representative’s) right to purchase shares of common stock pursuant to any stock option or stock option plan to the extent vested as of the date of termination shall remain exercisable for a period of 12 months, but in no event after the expiration of the option; (iii) in the event Ms. Presuto elects to terminate her employment other than for good reason (as defined in the agreement), her right to purchase shares of common stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the date of termination shall remain exercisable for a period of three months following such termination date, but in no event after the expiration of option; and (iv) in the event of (A) a Change of Control, as defined in the agreement, (B) employee’s termination by the Company without cause or; (C) termination by employee for good reason, the conditions to the vesting of any outstanding restricted stock awards or options granted under the agreement shall be deemed void and all such shares and options shall be immediately and fully vested and delivered to the employee and all outstanding options shall remain exercisable for a period of 24 months following the date of termination, but in no event after the expiration date of any such option.

•	In the event of the termination of employment by us without “cause” or by Ms. Presuto for “good reason,” as those terms are defined in the employment agreement, or in the event her employment is terminated due to her disability, she would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In addition, in the event of termination for disability, she would also receive a pro-rata bonus, as described below.

•	In the event of the termination of her employment due to her death, Ms. Presuto’s estate would be entitled to receive: (a) all compensation accrued but not paid as of the termination date; (b) continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date; and (c) payment of a “Pro Rata Bonus”, which is defined as an amount equal to the maximum bonus Ms. Presuto had an opportunity to earn multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the fiscal year to the termination date, and the denominator of which shall be the number of days in the fiscal year in which she was terminated.

•	If Ms. Presuto’s employment is terminated by us for “cause” or by her without “good reason,” she is not entitled to any additional compensation or benefits other than her accrued and unpaid compensation.

•	In the event that within 180 days of a “Change in Control” as defined in the employment agreement, (a) Ms. Presuto is terminated, or (b) her status, title, position or responsibilities are materially reduced and she terminates her employment, the Company shall pay and/or provide to her, the following compensation and benefits:

(A) The Company shall pay Ms. Presuto, in lieu of any other payments due hereunder, (i) the accrued compensation; (ii) the continuation benefits; and (iii) as severance, base salary for a period of 12 months, payable in equal installments on each of the Company’s regular pay dates for executives during the twelve months commencing on the first regular executive pay date following the termination date; and
(B) The conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to Ms. Presuto under any of the Company’s plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable. Further, any such options shall be deemed amended to provide that in the event of termination after a change of control, the options shall remain exercisable for the duration of their term.
•	Upon the effective date of an event constituting a change of control, the Company shall pay Ms. Presuto, in one lump sum upon the first day of the month immediately following such event, an amount equal to her then current base salary. Ms. Presuto shall be entitled to such payment whether or not her employment with the Company continues after the change of control.

•	If the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of Ms. Presuto.

•	Pursuant to the employment agreement, Ms. Presuto is subject to customary confidentiality, non-solicitation of employees and non-competition obligations that survive the termination of such agreements.
Item 9.01	Financial Statements and Exhibits

Exhibit
Number	Exhibit Title or Description
99.1	Press Release dated January 13, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.
By:	/s/ Rick J. Filippelli
	Name:	Rick J. Filippelli
	Title:	Chief Executive Officer

Date: January 15, 2010

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated January 13, 2010.